Exhibit 99.B(13)

EXPENSE LIMITATION AGREEMENT

VICTORY VARIABLE INSURANCE FUNDS

THIS AGREEMENT, effective as of February 17, 2016, by and between Victory Capital Management Inc. (the “Investment Adviser”) and Victory Variable Insurance Funds, a Delaware statutory trust (the “Trust”), on behalf of each series portfolio listed on Schedule A hereto, (each a “Fund” and collectively the “Funds”) individually, and not jointly;

WHEREAS, the Trust is an open-end management investment company of a series type registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust;

WHEREAS, the Trust and the Investment Adviser have entered into an investment advisory agreement on behalf of the Funds (the “Advisory Agreement”), pursuant to which the Investment Adviser provides investment advisory services to the Funds for compensation based on the value of the average daily net assets of each Fund; and

WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain each Fund’s aggregate expenses below a level which may normally be incurred by the Fund;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      Expense Limitation.

1.1.                            Applicable Expense Limitation.  To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund’s business), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount shall be the liability of the Investment Adviser.

1.2.                            Operating Expense Limit.  The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the relevant class of shares of each Fund.  Advisory fee waivers must be uniform across all share classes of a given Fund.

2.                                      Term and Termination of Agreement.

This Agreement shall become effective on the date stated above only if approved by the Board of Trustees of the Trust and by a majority of the Trustees who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement.  This Agreement shall remain in effect with respect to each Fund for the period shown on Schedule A.  The

Investment Adviser may extend the duration of any Operating Expense Limit for any Fund by delivering a revised Agreement to the Trust reflecting such extension.  This Agreement shall terminate with the respect to any Fund upon termination of the Advisory Agreement on behalf of that Fund.

3.                                      Recovery of Excess Expenses.

3.1                               Repayment.  To the extent that the Investment Adviser has waived all or part of its fees and/or reimbursed any of a Fund’s expenses to satisfy its liability for amounts in excess of that Fund’s Operating Expense Limit, the Investment Adviser may, if the Advisory Agreement is still in effect on behalf of that Fund, seek from that Fund repayment of such amounts for up to three years after the fiscal year in which the Investment Adviser waived any such fees and/or reimbursed any such expenses.  Subject to the above described requirement that the Advisory Agreement be in effect and the three year time limitation, the right of the Investment Adviser to repayment from a Fund under this Section 3.1 shall survive the termination of this Agreement with respect to that Fund.

3.2                               Limitations on Repayments.  A Fund will make no repayment if during the year in which the Investment Adviser seeks such repayments, the fund’s operating expenses exceed either (a) the Operating Expense Limit in effect at the time of the original fee waiver or expense reimbursement, or (b) the Operating Expense Limit in effect at the time the Investment Adviser seeks such repayment.  Any amounts repaid pursuant to Section 3.1 of this Agreement shall not include any additional charges, fees or interest.

3.3                               Board Reports.  Any amounts repaid pursuant to Section 3.1 of this Agreement will be reported to the Trust’s Board of Trustees at its first regular meeting following the quarter in which the repayment occurred.

4.                                      Miscellaneous.

4.1.                            Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.                            Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Trust Instrument or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

4.3.                            Definitions.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4.                            Prior Agreements.  This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.

4.5.                            Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.  Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of Delaware, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

4.6.                            Third-Party Beneficiaries.  No person other than the Funds and the Investment Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund any direct, indirect, derivative, or other rights against the Investment Adviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Adviser (including without limitation any fiduciary duty) to any person other than the Fund (including without limitation any shareholder in the Fund), all of which rights, benefits, duties, and obligations are hereby expressly excluded.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

VICTORY VARIABLE INSURANCE FUNDS,
on behalf of each Fund listed on Schedule A, individually and not jointly

By:
Name:	Christopher K. Dyer
Title:	President

VICTORY CAPITAL MANAGEMENT INC.

By:
Name:	Michael D. Policarpo
Title:	Chief Operating Officer

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT DATED February 17, 2016

BETWEEN

VICTORY VARIABLE INSURANCE FUNDS AND

VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS AS OF June 30, 2016

Fund/Class December 31 FYE Funds	Maximum Operating Expense Limit	Date of Termination	Effective Date of Waiver*
Victory High Yield VIP Series	0.89%	30-Jun-18	1-Jul-16
Victory INCORE Investment Quality Bond VIP Series	0.56%	30-Jun-18	1-Jul-16
Victory INCORE Low Duration Bond VIP Series	0.53%	30-Jun-18	1-Jul-16
Victory RS Emerging Markets VIP Series	1.35%	30-Jun-18	1-Jul-16
Victory RS International VIP Series	0.93%	30-Jun-18	1-Jul-16
Victory RS Large Cap Alpha VIP Series	0.55%	30-Jun-18	1-Jul-16
Victory RS Small Cap Growth Equity VIP Series	0.88%	30-Jun-18	1-Jul-16
Victory S&P 500 Index VIP Series	0.28%	30-Jun-18	1-Jul-16

*                 Anticipated date based on expected date of Reorganization.

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